EXHIBIT r

                             The Mallard Fund, Inc.
                                  (the "Fund")

      Amended and Restated Code of Ethics (the "Code") Adopted Pursuant
            to Rule 17j-1 Under the Investment Company Act of 1940
                                 March 31, 2000

A.    PURPOSES

      1. The Code has been adopted by the Board of Directors of the Fund in accordance with Rule 17j-1(c) under the Investment Company Act of 1940 (the "1940 Act") and in accordance with the following general principles:

            a.    THE  DUTY AT ALL TIMES TO PLACE THE INTERESTS OF  SHAREHOLDERS
            FIRST.

                  Access Persons, as that term is defined herein, should scrupulously avoid serving their own personal interests ahead of shareholders' interests in any decision relating to their personal investments.

            b. THE REQUIREMENT THAT ALL PERSONAL SECURITIES TRANSACTIONS BE CONDUCTED CONSISTENT WITH THE CODE AND IN SUCH A MANNER AS TO AVOID ANY ACTUAL OR POTENTIAL CONFLICT OF INTEREST OR ANY ABUSE OF AN INDIVIDUAL'S POSITION OF TRUST AND RESPONSIBILITY.

                  Access Persons  must  not  only  seek  to  achieve   technical
                  compliance with the Code but should strive to abide by its spirit and the principles articulated herein.

            c. THE FUNDAMENTAL STANDARD THAT INVESTMENT COMPANY PERSONNEL SHOULD NOT TAKE INAPPROPRIATE ADVANTAGE OF THEIR POSITIONS.

                  Access Persons must avoid any situation that might compromise, or call into question, their exercise of fully independent judgment in the interest of shareholders.

      2. Rule 17j-1 under the 1940 Act generally proscribes fraudulent or manipulative practices with respect to purchases or sales of securities held or to be acquired by investment companies, if effected by Access Persons of such companies. The purpose of the Code is to establish procedures consistent with the 1940 Act and Rule 17j-1 to give effect to the following general prohibitions as set forth in Rule 17j-1:

            a. It shall be unlawful for any affiliated person of or principal underwriter for a registered investment company, or any affiliated person of an investment adviser of or principal underwriter for a registered investment company in connection with the purchase or sale, directly or indirectly, by such person of a security held or

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            to be  acquired,  as defined  in this  section,  by such  registered investment company.

                  i. To employ any device, scheme or artifice to defraud such registered investment company;

                  ii. To make to such registered investment company any untrue statement of a material fact or omit to state to such registered investment company a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

                  iii. To engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon any such registered investment company; or

                  iv. To engage in any manipulative practice with respect to such registered investment company.

B.    DEFINITIONS

      1. "Access Person" means any director, officer, or advisory person of the Fund.

      2. "Advisory Person" means (a) any employee of the Fund (or of any company in a control relationship to the Fund) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security by the Fund, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and (b) any natural person in a control relationship to the Fund who obtains information concerning recommendations made to the Fund with regard to the purchase or sale of a security.

      3. "Beneficial Ownership" will be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of 1934 ("Exchange Act") in determining whether a person the beneficial owner of a security for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder. Access Persons should contact the Designated Fund Officer regarding any questions they have concerning what constitutes Beneficial Ownership. See Exhibit A.

      4. "Control" will have the same meaning as that set forth in Section 2(a)(9) of the Investment Company Act of 1940 ("1940 Act").

      5. "Disinterested Director" means a director of the Fund who is not an "interested director" of the Fund within the meaning of Section 2(a)(19) of the 1940 Act.

      6. "Purchase or sale of a security" includes, inter alia, the writing of an option to purchase or sell a security.



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      7. "Security" will have the same meaning as set forth in Section  2(a)(36)
      of the 1940 Act,  except that it shall not include  direct  obligations of
      the  Government  of  the  United  States,   bankers'   acceptances,   bank
      certificates of deposit,  commercial paper,  high quality  short-term debt
      instruments,   including  repurchase  agreements,  and  shares  issued  by registered open-end investment companies. Any questions as to whether a particular investment constitutes a "Security" should be referred to the Designated Fund Officer.

      8. "Designated Fund Officer" will mean the Fund officer(s) designated by the Board of Directors or the President of the Fund as being responsible for receiving reports or notices and performing such other duties as required by this Code of Ethics. The Fund shall maintain a record of who currently serves and, within the last five years, has served as the Designated Fund Officer.

      9. "Investment Personnel" and "Investment Person" mean (1) employees of the Fund or investment adviser (or of any company in a control relationship to the Fund or investment adviser) who, in connection with his or her regular functions or duties, makes or participates in making recommendations regarding the purchase or sale of securities by the Fund, or (2) any natural person who controls the Fund or investment adviser and who obtains information concerning recommendations made to the Fund regarding the purchase or sale of securities by the Fund.

      10. "Initial Public Offering" means an offering of securities registered under the Securities Act of 1933, the issuer of which, immediately before the registration, was not subject to the reporting requirements of Sections 13 or 15(d) of the Securities Exchange Act of 1934.

      11. "Limited Offering" means an offering that is exempt from registration under the Securities Act of 1933 pursuant to Section 4(2) or Section 4(6) or pursuant to Rule 504, Rule 505, or Rule 506 under the Securities Act of 1933.

C.    PROHIBITED TRANSACTIONS

      1. PURCHASES AND SALES OF A SECURITY. No Access Person of the Fund shall purchase or sell, directly or indirectly, any Security in which he or she has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership and which, to his or her actual knowledge at the time of such purchase or sale, is being purchased or sold by the Fund, or which any Advisory Person of the Fund is actively considering recommending for purchase or sale. These prohibitions shall continue until the day after the day on which the Fund determines not to enter into or completes such recommended purchase or sale. These prohibitions also shall apply to any purchase or sale by any Access Person of any convertible security, option, or warrant or any security of a different class of any issuer whose underlying or other class of securities are being actively considered for recommendation to, or are currently being purchased or sold by the Fund. Investment Personnel may not acquire any direct or indirect Beneficial Ownership of any securities in an Initial Public Offering or in a Limited Offering.



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      2. UNDUE INFLUENCE.  No Access Person who owns a particular Security shall attempt to cause the Fund to purchase, sell or hold the same security in a manner calculated to create a personal benefit to the Access Person. An Access Person who participates in an investment decision concerning a particular Security should disclose to those persons with authority to make investment decisions for the Fund or to the Designated Fund Officer the nature of his interest in that Security where such decision could create a material benefit to the Access Person.

D.    EXEMPT PURCHASES AND SALES

      The prohibitions of Section C.1. shall not apply to:

      1. Purchases or sales effected in any account over which the Access Person has no direct or indirect influence or control.

      2. Purchases or sales of Securities which are not eligible for purchase or sale by the Fund and are not connected to Securities that the Fund holds or intends or proposes to acquire.

      3. Purchases or sales which are non-volitional on the part of either the Access Person or the Fund.

      4. Purchases which are part of an automatic dividend reinvestment plan.

      5. Purchases effected upon the exercise of rights issued by the issuer pro rata to all holders of a class of its Securities, to the extent that such rights were acquired from such issuer, and sales of such rights so acquired.

E.    PRIOR CLEARANCE OF TRANSACTIONS

      1. Notwithstanding the prohibitions of Section C.1., an Access Person may effect a purchase or sale of a Security in which he or she has, or by reason of such transaction acquires, a direct or beneficial interest in a Security, if he or she obtains prior written clearance from the Designated Fund Officer or the Board of Directors. In addition, any Investment Personnel may acquire any direct or indirect Beneficial Ownership in securities in an Initial Public Offering or Limited Offering, if the Investment Person obtains prior written clearance from the Designated Fund Officer or the Board of Directors. The Board of Directors shall adopt procedures for obtaining prior clearance of transactions. Such procedures shall provide that prior clearance must be given in writing and shall be based upon a determination by the Designated Fund Officer or the Board of Directors (in consultation with such other persons as may be necessary) that (1) the purchase or sale will not materially affect the liquidity of the market for the Security or its price, or is clearly not related economically to the Securities to be purchased, sold or held by the Fund, and (2) is otherwise consistent with Rule 17j-1 under the 1940 Act. Any Access Person who effects a purchase or sale after obtaining such prior written clearance shall be deemed not to be in violation of Section C.1. by reason of such purchase or sale.



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F.    REPORTING

      1. ACCESS PERSONS (OTHER THAN DISINTERESTED DIRECTORS). Every Access Person of the Fund other than Disinterested Directors shall report to the Designated Fund Officer the information described in Section F.3. below with respect to transactions and holdings in any Security in which such Access Person has or acquires any direct or indirect Beneficial Ownership in the Security, including, but not limited to, transactions regarding which clearance has been obtained pursuant to Section E. above; provided, however, that an Access Person shall not be required to make a report with respect to purchases and sales effected in any account over which the Access Person has no direct or indirect influence or control.

      2. DISINTERESTED DIRECTORS. A Disinterested Director of the Fund need only report a transaction in a quarterly transaction report if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director of the Fund, should have known that, during the 15-day period immediately preceding or after the date of the transaction by the director, such security was or is going to be purchased or sold by the Fund or such purchase or sale was or is going to be considered by the Fund. A Disinterested Director is not required to file an initial or annual holdings report.

      3.    FORMS OF REPORT.

            a. Initial Holdings Report. An initial holdings report shall be made not later than 10 days after a person becomes an Access Person, and shall contain the following information:

                  i. the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership when the person became an Access Person;

                  ii. the name of any broker, dealer or bank with whom the Access Person maintained an account in which any securities were held for the direct or indirect benefit of the Access Person as of the date the person became an Access Person; and

                  iii.  the date that the  report  is  submitted  by the  Access
                  Person.

            b. Quarterly Transaction Report. Every quarterly transaction report shall be made not later than 10-days after the end of the calendar quarter in which the transaction to which the report relates was effected, and shall contain the following information with respect to any transaction during the quarter in a Security in which the Access Person had any direct or indirect Beneficial Ownership:

                  i. the date of the transaction, the title, the interest rate and maturity date (if applicable), the number of shares, and the principal amount of each Security involved;



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                  ii. the nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

                  iii. the price of the Security at which the transaction was effected; and

                  iv. the name of the broker, dealer or bank with or through whom the transaction was effected.

            The report also must contain the following information with respect to any account established by the Access Person in which any securities were held during the quarter for the direct or indirect benefit of the Access Person: (i) the name of the broker, dealer or bank with whom the Access Person established the account; (ii) the date the account was established; and (iii) the date that the report is submitted by the Access Person.

            c. Annual Holdings Report. By April 30th of each year, an annual holdings report shall be made and shall contain the following information (which information must be current as of a date not more than 30 days before the report is submitted):

                  i. the title, number of shares and principal amount of each Security in which the Access Person had any direct or indirect Beneficial Ownership;

                  ii. the name of any broker, dealer or bank with whom the Access Person maintains an account in which any securities are held for the direct or indirect benefit of the Access Person; and

                  iii.  the date that the  report  is  submitted  by the  Access
                  Person.

            d. All reports shall be made on the relevant attached forms. Copies of confirmation statements or monthly statements of account may be attached to a signed report in lieu of setting forth the information otherwise required. An Access Person also may direct his or her broker, dealer or bank to send to the Designated Fund Officer duplicate copies of trade confirmations and account statements for each account in which the Access Person has a Beneficial Ownership, so long as the information in these confirmations and account statements provides the information otherwise required.

            e. In connection with each report submitted pursuant to the Code, the person submitting such report shall certify to one of the following statements: (1) you did not purchase or sell any securities of closed-end or private investment companies; (2) although you purchased or sold securities of closed-end or private investment companies, at the time you had no actual knowledge of the Fund purchasing or selling the same security; or (3) although you purchased or sold securities of closed-end or private investment companies, you did (or did not) obtain pre-clearance of such transactions from the Fund's Board of Directors.



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      4. DISCLAIMER OF BENEFICIAL OWNERSHIP. Any report pursuant to this Section
      F. shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the Security to which the report relates.

      5. REPORTING OBLIGATIONS. The transaction and holdings reports are designed to comply with the requirements of the 1940 Act and rules thereunder. Once informed by the Designated Fund Officer of the duty to submit reports under this Code, an Access Person has a continuing obligation to file such reports in a timely manner until such time as notified otherwise. Information supplied on the reports is available for inspection by the Securities and Exchange Commission at any time during the five-year period following the end of the fiscal year in which each report is made.

G.    VIOLATIONS AND SANCTIONS

      1. The Designated Fund Officer is responsible for investigating any suspected violation of the Code pursuant to procedures adopted by the Board of Directors.

      2. Upon determining that there has been a violation of this Code of Ethics, the President or the Board of Directors of the Fund may impose such sanctions as deemed appropriate including, among other things, a letter of censure or suspension or termination of the employment of the violator.

H.    BOARD APPROVAL

      1. The Board (including a majority of disinterested directors) shall approve any material change to the Code within six months of such a change. Prior to approving any such change, the Board must receive a certification from the Fund that it has adopted procedures reasonably necessary to prevent Access Persons from violating the Code.

      2. The Board (including a majority of disinterested directors) shall approve any investment adviser's code of ethics, and any material changes thereto within six months of being advised of such a change. Prior to approving an investment adviser's code of ethics or any material amendments thereto, the Board must receive a certification from the adviser that it has adopted procedures reasonably necessary to prevent Access Persons from violating the code.

I.    APPLICABILITY OF OTHER CODES OF ETHICS

      1. To the extent that the Board of Directors of the Fund determines that any investment adviser's code of ethics satisfies applicable legal standards, Access Persons, Advisory Persons, and Investment Personnel who are personnel of the investment adviser shall be governed by the adviser's code of ethics in lieu of this Code.




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                                    EXHIBIT A

                       DEFINITION OF BENEFICIAL OWNERSHIP

      The term "beneficial ownership" of securities would include not only ownership of securities held by an access person for his or her own benefit, whether in bearer form or registered in his or her own name or otherwise, but also ownership of securities held for his or her benefit by others (regardless of whether or how they are registered) such as custodians, brokers, executors, administrators, or trustees (including trusts in which he or she has only a remainder interest), and securities held for his or her account but pledged, or securities owned by a partnership which he or she should regard as a personal holding corporation. Correspondingly, this term would exclude securities held by an access person for the benefit of someone else.

      Ordinarily, this term would not include securities held by executors or administrators in estates in which an access person is a legatee or beneficiary unless there is a specific legacy to such person of such securities or such person is the sole legatee or beneficiary and there are other assets in the estate sufficient to pay debts ranking ahead of such legacy, or the securities are held in the estate more than a year after the decedent's death.

      Securities held in the name of another should be considered as "beneficially" owned by an access person where such person enjoys "benefits substantially equivalent to ownership." The SEC has said that although the final determination of beneficial ownership is a question to be determined in the light of the facts of the particular case, generally a person is regarded as the beneficial owner of securities held in the name of his or her spouse and their minor children. Absent special circumstances such relationship ordinarily results in such person obtaining benefits substantially equivalent to ownership, e.g., application of the income derived from such securities to maintain a common home, to meet expenses which such person otherwise would meet from other sources, or the ability to exercise a controlling influence over the purchase, sale or voting of such securities.

      An access person also may be regarded as the beneficial owner of securities held in the name of another person, if by reason of any contact, understanding, relationship, agreement or other arrangement, he obtains therefrom benefits substantially equivalent to those of ownership. Moreover, the fact that the holder is a relative or relative of a spouse and sharing the same home as an access person may in itself indicate that the access person would obtain benefits substantially equivalent to those of ownership from securities held in the name of such relative. Thus, absent countervailing facts, it is expected that securities held by relatives who share the same home as an access person will be treated as being beneficially owned by the access person.

      An access person also is regarded as the beneficial owner of securities held in the name of a spouse, minor children or other person, even though he does not obtain therefrom the aforementioned benefits of ownership, if he can vest or revest title in himself at once or at some future time.


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